Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 11, 2008 on the consolidated balance sheets of WidePoint Corporation as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended which report appears in WidePoint Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We consent to the incorporation by reference of our report in the previously filed registration statements of WidePoint Corporation on Forms S-8 (File Nos. 333-55993 and 333-124897) and Form S-3 (File No. 333-121858).

/s/ Moss Adams, LLP

Scottsdale, Arizona
April 11, 2008

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